Exhibit 10.4

RESEARCH AGREEMENT

This agreement is entered into as of this 9th day of March 2015, by and between Human BioMolecular Research Institute, a Washington nonprofit corporation located at 5310 Eastgate Mall San Diego, CA 92121, hereinafter referred to as HBRI, and Regen Biopharma, Inc., (CC) a Nevada corporation located at 4700 Spring Street, St.304 La Mesa CA 91942, hereinafter referred to as TENANT, subleasor at HBRI.

Whereas, HBRI and TENANT wish to combine their mutual needs to perform research;

Therefore, HBRI and TENANT agree to the terms stated below:

1. Scope of Service:

HBRI will provide a variety of professional, scientific and technical services for the proper conduct of research by TENANT.

The relationship between HBRI and TENANT established by this Agreement is that of Landlord and Tenant and nothing contained in this Agreement shall be construed to (i) give either party the power to direct or control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow a party to create or assume any obligation on behalf of the other party for any purpose whatsoever. Accordingly, this Agreement does not entitle TENANT or its employees to any of the rights or benefits accorded HBRI’s employees and does not entitle HBRI or its employees to any of the rights or benefits accorded TENANT’s employees.

HBRI will provide equipment for usage of TENANT personnel and provide proper orientation for safe usage of such equipment. Use of equipment shall be on a priority basis with HBRI research given highest priority. Service for the following equipment includes:

Minus 80 and Minus 20 Freezers & Refrigerators
Balances	Chemical Storage and Safety
Autoclave	Deionized Water
Milli Q System (ultra pure water)	Shipping/ Receiving Room
Benchtop Centrifuge	Analytical room UV-Vis Spectrometer
Dark Room (no film)	pH Meter
*One cell hood and incubator circulating water bath	Centrifuges
*PCR Machine (s)	Microwave
*priority given to HBRI

HBRI will provide for receipt of hazardous chemicals and the like ordered by TENANT and appropriate storage thereof. Biohazards will also be approved and regulated by HBRI. *Chemical storage will include registration of hazardous materials required by the City of San Diego Fire Department and maintenance of MSDS sheets. In addition, HBRI will provide to TENANT instruction in safety and chemical hygiene.

2. Best Efforts

TENANT staff will apply their best efforts to comply with the regulations set forth by HBRI relating to biological and chemical hygiene and safety as described in the Scope of Service section. Commonly accepted professional standards of laboratory practice will be followed. TENANT staff must complete a safety orientation and safety test before beginning work on the premises. In addition, TENANT staff must attend the annual facility-wide safety orientation. All training documentation must be kept up-to-date with the HBRI Safety Director to comply with local, state, and federal regulations.

3. Key Personnel

HBRI and TENANT will select and supervise its appropriate staff.

TENANT shall carry worker's compensation and liability insurance before beginning work on the premises and shall be responsible for all obligations, reports and deductions required by federal, state and local law with respect to its employees or subcontractors or consultants.

4. Consulting

If additional technical or scientific expertise is required, additional consulting can be negotiated with HBRI for an additional charge. Administrative consulting is available as described in Appendix 1.

5. Payment for Services

TENANT agrees to pay HBRI monthly in the amount of $2,700 per month that includes the HBRI overhead costs of the monthly cost. Specifically, payments will be made by TENANT as follows: $2,700 within fifteen (15) days of receipt by TENANT of a copy of this agreement executed by all parties, and on the 1st day of each calendar month of the term thereafter. Total monthly Research Agreement costs are equal to $2,700. Total monthly fees are due by the 1st (first) of each month, regardless of whether or not an invoice is received. If payment is not received by the 10th (tenth) of each month a late fee of $25 will be assessed and the unpaid balance will begin to accrue interest at 10.0% APR compounded monthly from the original due date (the first of the month). HBRI reserves the right to review the payment for services and request additional reasonable reimbursement for reasonable additional costs for time and materials if the payment for service is less than the amount of service provided.

This research agreement will include the option for TENANT to use HBRI’s purchasing and receiving services through its established vendor accounts. A description of the purchasing services to be provided by HBRI and the terms of its use are attached as Appendix 1 is hereby incorporated by reference into this Agreement.

6. Research Agreement Period

This Research Agreement is an inextricable part of the Sublease Agreement and may not be separated therefrom. This Agreement will be effective from March 9, 2015 to September 8, 2015, (a period of 6 months) and will automatically renew thereafter for the same 6 month term unless written notice is received within 60 days prior to renewal. HBRI shall review the Research Agreement periodically and at least annually and have the right to modestly change the terms for good reason; including but not limited to an increase in scope, space, personnel, and usage by TENANT. This agreement may only be amended by mutual written agreement by an authorized representative of HBRI and TENANT or as described in section 5.

9. Hold Harmless

HBRI and TENANT each agree to indemnify and to hold harmless the other party from damage to persons or property resulting from any act or omission on the part of the identifying party, its employees, its agents, or its officers.

10. Use of Names

HBRI and TENANT each agree that they will not use the name, trademark, or other identifier of the other for any advertising, promotion, or other commercially related purpose except with the advance written approval by an authorized representative.

11. Assignment

Unless otherwise indicated elsewhere in this Agreement, neither party to this Agreement may assign or transfer without prior written consent of the other party.

12. Notices

Unless otherwise indicated elsewhere in this Agreement, all notices and communications in connection with this Agreement will be addressed to HBRI officials at the Institute address who sign this Agreement and to TENANT’s officials at the headquarter address who sign this agreement.

13. Termination

This Research Agreement is an inextricable part of the Sublease Agreement and may not be separated therefrom. Either HBRI or TENANT may terminate this Agreement by following the guidelines in the Sublease Agreement regarding termination. In the event of such termination, HBRI will cease further obligation of the Research Agreement and will take all reasonable steps to cancel or otherwise reduce outstanding obligations. TENANT will be obligated to pay HBRI under paragraph 5 of the Research Agreement until the actual termination date.

14. Non-Compete/Soliciation

TENANT shall not compete with HBRI for a period of three (3) years after the termination of this agreement.

TENANT hereby covenants that during the term of this Agreement and for a period of three (3) years after its termination, TENANT shall not directly or indirectly, by or for himself, or as the agent of another, or through others as agent, in any way solicit or induce, or attempt to solicit or induce, any employee, officer, representative, consultant, or other agent of HBRI or any of its affiliates, whether such person is presently employed or retained by HBRI or may hereinafter be so employed or retained, to leave HBRI or any of its affiliates' employ or otherwise interfere with the employment or independent contractor relationship between any such person and HBRI or any of its affiliates.

15. Amendments

Any amendment to this Agreement must be in writing addressed to the HBRI and signed by authorized representatives of HBRI and TENANT.

Agreement of HBRI and TENANT in the terms stated above is indicated by signatures affixed below.

Regen Biopharma, Inc.	HUMAN BIOMOLECULAR RESEARCH INSTITUTE

By/s/ David Koos	By/s/ John R. Cashman
David Koos	John R. Cashman, Ph.D.
Title: Chairman and CEO	Title: Director
Date: March 20, 2015	Date: March 20, 2015

Appendix 1 – Purchasing Services to be Provided by HBRI

Services to be provided by HBRI (if elected):

This service will include order placement, receiving of shipments, and accounts payable.

Draw down (Reserve) account:

TENANT will be responsible for establishing a deposit account at HBRI which HBRI will draw down to pay for any TENANT purchases. Prior to the placement of any order TENANT there must be sufficient funds available in the draw down account to cover all costs associated with the order including shipping/handling, taxes, and the HBRI administrative fee. If the TENANT draw down account does not contain sufficient funds, the order will not be placed. It is recommended that TENANT maintain a balance of at least $1,000 at all times in the draw down account to cover purchases.

If by HBRI’s inadvertent error, an invoice for a TENANT purchase is received and there is not sufficient funds in the TENANT reserve account to cover all associated expenses and fees, TENANT is required to immediately upon notice, pay HBRI the difference. No further orders will be placed until the deficiency is rectified and a sufficient balance has been deposited to the reserve account. Any balance outstanding after 15 days upon notice to TENANT will accrue interest at 10.0% APR compounded monthly from the date of the purchase invoice and may be subject to collections.

Purchase orders (PO):

TENANT must provide HBRI with an approved purchase order listing the item number, description, and total cost, prior to any order being placed.

Record keeping:

HBRI agrees to maintain a record of all fully executed TENANT purchase orders and purchase-related invoices. It is the responsibility of TENANT to provide HBRI with a copy of all packing slips for its records. HBRI will maintain a separate account within its existing accounting system to track TENANT’s purchases and deposits through TENANT’s reserve account. Every effort will be made to provide TENANT with a quarterly accounting of its purchase transactions; however, a copy of TENANT’s transactions will be available upon request.

Fee for service:

The fee for this service will be 30% of the total invoice amount, and will be automatically drawn down from the TENANT reserve account upon receipt of the purchase invoice. In addition, HBRI reserves the right to review the payment for services and request additional reasonable reimbursement for reasonable additional costs for time and materials if the payment for service is less than the amount of service provided. Any services, materials, and time above and beyond the basic order placement, receiving, and invoice payment; including but not limited to, returning items, account reconciliations, initial accounting setup, new vendor account setup (if required), etc. will be charged separately at an hourly rate of $50/hr.